EXHIBIT 99.1

Sanomedics Signs Definitive Agreement to Acquire Prime Time Medical

Apr 29, 2013

Sanomedics Signs Definitive Agreement to Acquire Prime Time Medical

PR Newswire

MIAMI, April 29, 2013

MIAMI, April 29, 2013 /PRNewswire/ -- Sanomedics International Holdings, Inc. (OTCQB: SIMH) ("Sanomedics"), a medical technology holding company that focuses on game-changing products, services and ideas, announced that it has entered into a definitive agreement to acquire Prime Time Medical, Inc., of Largo, Florida ("Prime Time") for an aggregate purchase price of $3,000,000, which includes the issuance of $750,000 in common shares of Sanomedics (approximately 468,000 shares), $1 million in seller debt, and $1,250,000 cash consideration payable within 90 days (subject to certain adjustments). The transaction is expected to close during Sanomedics' fiscal second quarter ending June 30, 2013, and is subject to customary closing conditions. Prime Time generated approximately $5 million in annual revenue in 2012.

Summary of the Acquisition

Prime Time Medical, Inc., is a leading Durable Medical Equipment (DME) provider of home medical equipment with products such as power wheel chairs and scooters specializing in complex rehab products, respiratory equipment including oxygen concentrators and nebulizer compressors, diabetic supplies, hospital beds, bariatric equipment, walkers, CPMs, commodes, manual wheel chairs and support surface products for wound care management, servicing consumers throughout West Central Florida and aggressively expanding throughout the state. Since its inception, Prime Time has maintained the requisite licensure as a qualified DME provider from the State of Florida and National Supplier Clearinghouse for processing of Medicare claims.

Prime Time's leadership team has combined industry experience of over 60 years. Prime Time is led by Mark Miklos, President, who has over 20 years of industry experience in the healthcare and medical equipment field. Mr. Miklos is a former principle of a very successful specialty pharmacy and billing company and previously the CFO of a mail order specialty pharmacy. In addition to Mr. Miklos' management responsibilities over Prime Time, he is expected to assist in business development and investigation of M&A activities for Sanomedics.

"This transaction opens an exciting new chapter for Prime Time and our customers," stated Mr. Miklos. "We are committed to continued growth, and I believe our efforts will be better supported by partnering with Sanomedics in our shared vision. While we remain focused on the execution of our long-term strategy, we will deliver immediate value to shareholders. We are currently achieving one of our highest months of revenue at Prime Time and expect to nearly double our sales to approximately $10 million in 2013."

The management team of Prime Time will continue to operate the day-to-day business as a wholly owned subsidiary of Anovent, Inc. ("Anovent"), a subsidiary of Sanomedics.

Keith Houlihan, Co-founder and President of Sanomedics, stated, "The accretive acquisition of Prime Time is an exciting addition to Sanomedics' and Anovent's product and service offerings. Prime Time is the first in a series of acquisitions, and it strengthens our position to take advantage of the market opportunities ahead. We are pleased to have a talented, experienced and motivated team join Sanomedics and believe they will play a key role in implementing our growth strategy."

About Sanomedics International Holdings, Inc.

Sanomedics International Holdings, Inc. (OTCQB: SIMH) is a medical technology holding company that focuses on game changing products, services and ideas – a place where physicians, entrepreneurs, and medical companies can work together to drive innovative technologies through concept, development, and ultimately commercialization. We plan to grow our existing business organically and through strategic acquisitions specifically relating to sleep disorder diagnosis treatments. Sanomedics seeks to acquire sleep therapy operating businesses and our strategy is to integrate a portfolio of world-class products and service providers in the growing Sleep Apnea market. Our goal is to provide Sleep Apnea patients with a reliable and integrated "end-to-end" service platform.

About Prime Time Medical, Inc.

Prime Time Medical, Inc., is a leading Durable Medical Equipment (DME) provider of home medical equipment with products such as power wheel chairs and scooters specializing in complex rehab products, respiratory equipment including oxygen concentrators and nebulizer compressors, diabetic supplies, hospital beds, bariatric equipment, walkers, CPMs, commodes, manual wheel chairs and support surface products for wound care management, servicing consumers throughout West Central Florida and aggressively expanding throughout the state.

Forward Looking Statements

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties (for example, the risk that the acquisition of Prime Time is not consummated), and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The Company's periodic filings with the Securities and Exchange Commission should be viewed for a complete understanding of risk and uncertainty.

Contact: Keith Houlihan, 305-433-7814, info@sanomedics.com